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                                                                   EXHIBIT 10.11


                                                                           12/97


                     1997 TENNECO INC. BOARD OF DIRECTORS
                          DEFERRED COMPENSATION PLAN


1. Purpose. Each member of the Board of Directors of Tenneco Inc., (the "Board") who is not also an employee of Tenneco Inc. (the "Company") or any of its subsidiaries, is entitled to receive cash compensation from the Company for service on the Board and, if applicable, on one or more of the committees of the Board and/or on the Board of Managers of the Tenneco Foundation ("Director's Compensation"). Generally, Director's Compensation is paid on a current basis. It is the purpose of this plan to provide a method to defer the payment of Director's Compensation, with deferred compensation subject to adjustment for interest at prime rate, changes in the value of selected mutual funds, or changes in the value of Tenneco stock during the period of deferral, in order to enhance the ability of the Company to attract and retain individuals of experience, ability, industry, loyalty and inventiveness to serve on the Board.

2. Participation. Any director of the Company who is not also a salaried employee of the Company or any of its subsidiaries may become a Participant in this Plan by electing to defer all or any portion of Director's Compensation otherwise payable for a particular calendar year (the
     "Deferred Year"), provided, however, that any election, occurring after August 26, 1996 by a Participant who is subject to the reporting and short swing profits liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended including an election relating to the form of distribution or, to defer income into a "Tenneco stock index account" shall not be effective until such election and the transactions contemplated thereby shall have been specifically approved by the Committee to the extent such approval is required to avoid liability under said Section 16 and the regulations thereunder. Amounts deferred under this Section 2 shall be referred to as the "Deferred Amounts". Once received by the Committee, an election cannot be revoked. Such election shall be made in writing in such form as shall be approved for such purpose by the Senior Vice President - Human Resources of the Company, which form shall, among other things, specify: the Deferred Year; the amount of Director's Compensation to be deferred; the investment elections; the time at which distribution of the Participant's Account for the Deferred Year shall commence; and the form of distribution. To be effective, the completed election form must be filed with the Senior Vice President - Human
     Resources of the Company prior to the first day of the Deferred Year.
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3.   Accounting.  The Company shall establish a Director's deferred compensation ledger under which a Participant's Account for the Deferred Year shall be created in the name of each participant who elects to defer Director's Compensation for a particular Deferred Year. Each Participant's Account for a Deferred Year shall be maintained in accordance with the following rules:

     A. Crediting of Deferred Director's Compensation. Director's Compensation deferred pursuant to this Plan shall be credited to the Participant's Account for the Deferred Year as of the last day of the month within the Deferred Year during which the compensation would otherwise have been payable.

     B. Adjustments to Deferred Amounts. The Committee shall credit the balance of the Participant's Deferred Compensation Account with an earnings factor. The earnings factor will equal the amount the Participant's Deferred Compensation Account would have earned if it had been invested in the investment options listed below. The Participant is permitted to select the investment option used to determine the earnings factor and may change the selection at any time. The Participant may choose more than one investment option in increments of at least one (1) percent. The company reserves the right to change or amend any of the investment options at any time.

          The investment options used to determine the earnings factor are:

          (1) The prime rate of interest as reported by The Chase Manhattan Bank at the first day of each calendar month.
          (2) Tenneco Stock Index Account A - amount of deferral will be invested in Tenneco Stock Equivalent Unit Account. Any investment in this account will be measured solely by the performance of the company's common stock (including dividends that will be reinvested). This investment option will be settled in cash.
          (3) Tenneco Stock Index Account B - amount of deferral will be invested in Tenneco Stock Equivalent Unit Account. Any investments in this account will be measured solely by the performance of the company's common stock (including dividends that will be reinvested). This investment option will be settled in Tenneco stock.
          (4) The return for selected Mutual Funds currently offered in the Tenneco Inc. Thrift Plan:

               (a) Fidelity Growth Company Fund
               (b) BZW Barclays U.S. Debt Index Fund (Bond)
               (c) BZW Barclays Daily Equity Index Fund

          Tenneco is under no obligation to acquire or provide any of the investments designated by a Participant, and any investment actually made by Tenneco will be made solely in the name of Tenneco and will remain the property of Tenneco.


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               The crediting of an earnings factor shall occur so long as there is a balance in the Participant's Deferred Compensation Account regardless of whether the Participant has terminated employment with Tenneco.

          C. Statement. The Company shall furnish each Participant with an annual statement showing the closing balance for the respective calendar year of each Participant's Accounts.

4.   Distribution From Account

     A. Form of Distribution. Distribution of a Participant's Account for a Deferred Year shall be made in whichever of the following payment forms was designated by the Participant in the election form which deferred Director's Compensation to the Account:

          1.   Single sum;
          2.   Two annual installments;
          3.   Three annual installments;
          4.   Four annual installments; or
          5.   Five annual installments.

     The amount of any installment shall be determined by dividing the net balance of the Participant's Account for the Deferred Year by the number of installments then unpaid.

     B. Payment Date. Distribution of a Participant's Account for a Deferred Year shall commence as soon as administratively feasible following the earliest of (i) the expiration of the calendar year during which the Participant ceases to be a director of the Company, or (ii) the date for commencement of payment designated in the election form which deferred Director's Compensation to the Account. If an installment type payment form has been designated, each subsequent installment shall be made as soon as administratively feasible in the calendar year in which such installment falls due.

     C. Designation of Beneficiary. A Participant may at any time designate the beneficiary or beneficiaries to whom any payment made from the Participant's Accounts shall be made after the Participant's death. Such designation shall be in writing and shall not become effective until filed with the Senior Vice President - Human Resources of the Company. If no designation is on file with the Senior Vice President
          - Human Resources of the Company or if the person so designated is not living or otherwise in existence at the time of the Participant's death, then the deceased Participant's estate shall be deemed to be the Participant's designated beneficiary. If the designated beneficiary survives the Participant's death but dies thereafter before all distributions from the Participant's Accounts have been made, any remaining distribution shall be made to the estate of the designated beneficiary. Distribution of a Participant's Account for a Deferred Year to the designated beneficiary or the estate of the designated beneficiary shall be made in such payment form and at such time as has been designated by the Participant in the election form which deferred Director's Compensation to the Account.
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5.   Nature and Source of Payments.  Any amount credited by the Company to
     Participant's Accounts shall constitute a liability of the Company to the Participant or, after the Participant's death, to the designated beneficiary. Any payment with respect to a Participant's Accounts shall be made from the general funds of the Company. No special or separate fund shall be established or segregation of assets made to assure such payment and no Participant and/or designated beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of a credit balance in the Participant's Accounts.

6. Administration. The Board has authorized the Senior Vice President - Human Resources of the Company to administer, construe and interpret this Plan and his construction and interpretation of any provision of this Plan shall be final, conclusive and binding upon the Company and any Participant and/or designated beneficiary. The Senior Vice President - Human Resources of the Company shall not be liable for any act done or determination made in good faith.

7. Non-Alienation of Benefits. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt at such shall be void. Benefits under this Plan shall not in any way be subject to the debts, contracts, liabilities, engagements, or torts of the person who shall be entitled to the payment thereof, nor shall such benefits be subject to attachment, garnishment, or legal process for or against such person.

8. Plan Amendment or Termination. The Board may terminate this Plan at any time or may amend or modify this Plan at any time and from time to time; provided, however, that the amendment or termination of this Plan shall in no way affect the right of a Participant and/or, following the Participant's death, the designated beneficiary to the receipt of the then credit balances of the Participant's Accounts.